                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                             -----------------------

                                    FORM 8-K

                                 CURRENT REPORT
                       PURSUANT TO SECTION 13 OR 15(D) OF
                       THE SECURITIES EXCHANGE ACT OF 1934


 Date of report (Date of earliest event reported):  September 24, 2002
                                                    (September 23, 2002)


                       PRECISION OPTICS CORPORATION, INC.

             ------------------------------------------------------

             (Exact name of registrant as specified in its charter)


Massachusetts                            001-10647           04-2795294
-------------                            ---------           ----------
(State or other jurisdiction of          (Commission         (I.R.S. Employer
of incorporation or organization)        File Number)        Identification No.)


                 22 East Broadway, Gardner, Massachusetts 01440

               ---------------------------------------------------

               (Address of Principal Executive Offices) (Zip Code)


       Registrant's telephone number, including area code: (978) 630-1800

Item 5.      Other Events.

         On September 23, 2002, the Registrant issued the following press release announcing operating results on an unaudited basis for the fourth quarter and year ended June 30, 2002:

FOR IMMEDIATE RELEASE                                 MONDAY, SEPTEMBER 23, 2002

                     PRECISION OPTICS CORPORATION ANNOUNCES
                       FOURTH QUARTER AND YEAR END RESULTS

GARDNER, Massachusetts - Precision Optics Corporation, Inc. (Nasdaq: POCI) today announced operating results for the fourth quarter and year ended June 30, 2002.

OPERATING RESULTS

Revenues for the quarter were $600,977, compared to $1,447,011 for the same period in fiscal year 2001, a decrease of 58.5%. However, revenues increased 67.5% sequentially from revenues of $358,896 in the quarter ended March 31, 2002. Net loss for the quarter, including a non-cash charge for asset impairment and restructuring of $332,393, was $1,331,262, or $0.13 per share, compared to a net loss of $1,339,169 or $0.13 per share, for the same period last year. The weighted average common shares outstanding were 10,503,908 compared to 10,499,741 for the same period last year.

For the year ended June 30, 2002, revenues were $1,774,283 compared to $4,247,828 for the same period last year, a decrease of 58.2%. Net loss, including charges for asset impairment, restructuring and inventory write-down totaling $4,985,021, was $9,973,442, or $0.95 per share, compared to a net loss of $3,742,002 or $0.36 per share, for the same period last year. The weighted average common shares outstanding were 10,503,908 compared to 10,473,348 for the same period last year.

The revenue decrease from the prior year for the fourth quarter was due primarily to lower sales of medical products (down 26%) and lower sales of non-medical products (down 89%). For the quarter ended June 30, 2002, medical sales were lower due primarily to lower shipments of stereo endoscopes and related products, and non-medical sales were lower due primarily to discontinuation of market demand for and sales of Dense Wavelength Division Multiplexing (DWDM) filters used in Telecommunications.

The revenue decrease from the prior year for the year ended June 30, 2002 was due to lower sales of medical products (down 51%), and lower sales of non-medical products (down 73%). For the year ended June 30, 2002, medical sales were lower due primarily to lower sales of stereo endoscopes and related products. Non-medical sales were lower due primarily to lower sales of DWDM filters and DWDM test instrumentation. DWDM filter sales represented 6% of total revenues during the year ended June 30, 2002 compared to 25% for the prior year (representing a reduction in filter sales of approximately 90%, or $945,000).

LEASE TERMINATION

The Company has entered into an agreement to terminate the lease on its 37,000 sq. ft. Optical Thin Film Technology Center effective September 30, 2002. Operations in this facility ceased in November 2001 in connection with the Company's restructuring and cost reduction measures, as previously announced. The termination agreement requires payment of a cancellation fee of approximately $161,000, and relieves the Company of an outstanding lease obligation estimated at approximately $460,000.

PROVISION FOR ASSET IMPAIRMENT AND RESTRUCTURING AND INVENTORY WRITE-DOWN

The provision for asset impairment and restructuring of $332,393 and $4,445,021 in the quarter and year ended June 30, 2002, respectively, consists of (1) a provision for restructuring costs of $668,250 recorded in the quarter ended December 31, 2001 as previously announced, representing the present value of future lease payments related to idle leased space in the Company's Optical Thin Film Technology Center and employee severance costs; (2) a provision for asset impairment of $3,444,378 recorded in the quarter ended September 30, 2001, as previously announced, and $598,578 recorded in the quarter ended June 30, 2002, which represents a write-down to the lower of carrying value or fair market value of certain of the Company's property and equipment invested in its optical thin films coating business, including the write off of certain patent costs of approximately $58,000; and (3) a credit of $266,185 recorded in the quarter ended June 30, 2002, to record the effects of termination of the lease (effective September 30, 2002) on the Optical Thin Film Technology Center.

The Company determined that certain inventories of DWDM filters and filter test instrumentation would not be sold within the Company's business cycle or the products' life cycle. As a result, as previously announced, the Company recorded, in cost of goods sold, a non-cash provision for excess and obsolete inventory of approximately $540,000 in the quarter ended September 30, 2001.

OUTLOOK

The Company's asset impairment, restructuring and workforce reduction measures implemented in fiscal year 2002, and other cost saving measures, are expected to result in a reduction in future annual operating expenses. These cost reduction measures are expected to result in expense savings of at least $4 million per year, of which approximately $3.2 million per year represent actual cash savings, and the remainder is due to a reduction in annual depreciation and amortization expense.

For the quarter ended June 30, 2002, cash and cash equivalents decreased by approximately $905,000, a 10% sequential decrease in cash usage from the previous quarter ended March 31, 2002. A further reduction in the rate of cash usage is anticipated during the quarter ending September 30, 2002.

Capital equipment expenditures during the year ended June 30, 2002 were approximately $91,000, down 97% from the $3.6 million for fiscal year 2001. Future capital expenditures will be dependent upon future sales and success of on-going research and development efforts. It is anticipated that the level of capital spending for the foreseeable future will continue to be substantially lower than fiscal year 2001.

For the quarter ended June 30, 2002, research and development expenses were approximately $355,000, down 64% from the $999,000 for the quarter ended June 30, 2001. It is anticipated that the quarterly level of R&D expenses for the foreseeable future will be substantially lower than fiscal year 2001, but is ultimately dependent upon the Company's assessment of new product opportunities.

The Company is pursuing advances on several fronts in the medical area and certain non-medical applications of its optical technology. Among these initiatives are a new 30 degree line of sight version of the successful 5 mm laparoscope, a new version of the 4 mm arthroscope for use in carpal-tunnel surgery, and other new products. Following customer evaluations of a new, longer version of the Company's standard 10 mm laparoscope, a pilot production order was received for this instrument for use in bariatric surgery. The Company also previously announced several major successes related to its medical instrument business:

     -    The first production shipment of autoclavable endoscopes in March
          2002.
     -    Receipt of new orders for stereo endoscopes and related products.

     - Receipt of new orders for the development and production of a relay lens system for use in medical digital photo microscopy.

These initiatives have generated orders from new and existing customers totaling approximately $780,000, of which approximately $68,000 was shipped in fiscal year 2002, and approximately $445,000 is scheduled to be shipped during the first half of fiscal year 2003. The timing of the remaining shipments on these orders of approximately $267,000 is dependent upon customer delivery instructions. The Company anticipates additional follow-on orders for these products.

ACHIEVEMENTS OF ISO 9001 AND CE MARK CERTIFICATION, AS PREVIOUSLY ANNOUNCED, ARE ALSO EXPECTED TO SUPPORT INCREASED FUTURE SALES OPPORTUNITIES, BOTH FOREIGN AND DOMESTIC, FOR THE COMPANY'S MEDICAL PRODUCTS.

ABOUT PRECISION OPTICS

Precision Optics Corporation, a leading manufacturer of optical thin films and optical instruments since 1984, designs and manufactures high-quality optical thin film coatings, medical instruments, and other advanced optical systems. Major applications for the Company's thin film coatings have included DWDM filters used to increase the bandwidth capacity of fiber-optic telecommunications networks. The Company's medical instrumentation line includes laparoscopes, arthroscopes and endocouplers and a world-class 3-D endoscope for use in minimally invasive surgical procedures. Precision Optics Corporation is certified to the ISO 9001 Quality Standard, and complies with the FDA Good Manufacturing Practices and the European Union Medical Device Directive for CE Marking of its medical products. The Company's Internet Website is www.info@poci.com.

               PRECISION OPTICS CORPORATION, INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                 FOR THE FOURTH QUARTER AND TWELVE MONTHS ENDED
                             JUNE 30, 2002 AND 2001


                                              -- FOURTH QUARTER --                --TWELVE MONTHS --

                                              2002           2001                2002            2001
                                              ----           ----                ----            ----
                                           (UNAUDITED)    (UNAUDITED)         (UNAUDITED)     (UNAUDITED)
REVENUES                                   $   600,977    $ 1,447,011        $  1,774,283     $ 4,247,828

COST OF GOODS SOLD                             684,251      1,339,494           3,123,196       3,438,679
                                           -----------    -----------        ------------     -----------

         GROSS PROFIT (LOSS)                   (83,274)       107,517          (1,348,913)        809,149
                                           -----------    -----------        ------------     -----------

RESEARCH and DEVELOPMENT                       354,582        999,093           2,270,880       3,215,257

SELLING, GENERAL and
ADMINISTRATIVE EXPENSES                        578,780        575,511           2,079,994       2,103,517

PROVISION FOR ASSET IMPAIRMENT and
RESTRUCTURING                                  332,393             --           4,445,021              --
                                           -----------    -----------        ------------     -----------

TOTAL OPERATING EXPENSES                     1,265,755      1,574,604           8,795,895       5,318,774
                                           -----------    -----------        ------------     -----------

         OPERATING LOSS                     (1,349,029)    (1,467,087)        (10,144,808)     (4,509,625)

INTEREST EXPENSE                                (6,912)        (2,220)            (19,963)        (11,860)

INTEREST INCOME                                 25,591        131,050             192,241         780,395
                                           -----------    -----------        ------------     -----------

   LOSS BEFORE PROVISION FOR
        INCOME TAXES                        (1,330,350)    (1,338,257)         (9,972,530)     (3,741,090)

PROVISION FOR INCOME TAXES                         912            912                 912             912
                                           -----------    -----------        ------------     -----------

       NET LOSS                            $(1,331,262)   $(1,339,169)       $ (9,973,442)    $(3,742,002)
                                           ===========    ===========        ============     ===========

BASIC and DILUTED LOSS PER SHARE                ($0.13)        ($0.13)             ($0.95)         ($0.36)
                                           ===========    ===========        ============     ===========

WEIGHTED AVERAGE COMMON
SHARES OUTSTANDING                          10,503,908     10,499,741          10,503,908      10,473,348
                                           ===========    ===========        ============     ===========

               PRECISION OPTICS CORPORATION, INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
                                   (UNAUDITED)


                                     ASSETS
                                     ------
                                                                 JUNE 30, 2002         JUNE 30, 2001
                                                                 -------------         -------------
CURRENT ASSETS
         Cash and Cash Equivalents                                $ 5,825,601            $10,530,298
         Accounts Receivable, Net                                     374,499              1,003,496
         Inventories                                                1,009,009              1,524,119
         Refundable Income Taxes                                       13,849                     --
         Prepaid Expenses                                              93,574                109,760
            Assets Held for Sale                                      847,696                     --
                                                                  -----------            -----------
                  Total Current Assets                              8,164,228             13,167,673
                                                                  -----------            -----------
PROPERTY AND EQUIPMENT                                              3,983,698              9,386,047
         Less:  Accumulated Depreciation                           (3,492,403)            (3,600,380)
                                                                  -----------            -----------
                  Net Property and Equipment                          491,295              5,785,667
                                                                  -----------            -----------
OTHER ASSETS                                                          224,516                266,671
                                                                  -----------            -----------
TOTAL ASSETS                                                      $ 8,880,039            $19,220,011
                                                                  ===========            ===========

                      LIABILITIES AND STOCKHOLDERS' EQUITY
                      ------------------------------------

TOTAL CURRENT LIABILITIES                                         $   746,524            $ 1,062,056
                                                                  -----------            -----------

CAPITAL LEASE OBLIGATION AND OTHER                                     17,705                 68,703
                                                                  -----------            -----------

STOCKHOLDERS' EQUITY
         Common Stock, $.01 par value-
              Authorized--20,000,000 shares
              Issued and Outstanding--10,503,908 shares
                  at June 30, 2002 and June 30, 2001                  105,039                105,039
         Additional Paid-in Capital                                27,682,657             27,682,657
         Accumulated Deficit                                      (19,671,886)            (9,698,444)
                                                                  -----------            -----------
                  Total Stockholders' Equity                        8,115,810             18,089,252
                                                                  -----------            -----------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                        $ 8,880,039            $19,220,011
                                                                  ===========            ===========

         Forward-looking statements contained in this news release, including those related to the Company's products under development and revenue estimates, are made under "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995 and involve a number of risks and uncertainties that could materially affect future results. Among these risk factors are general economic and business conditions and growth in the optical communications and medical product markets, market acceptance of the Company's products, the timing and level of market acceptance of customers' products for which the Company supplies components, the impact of competitive products and pricing, performance by the Company's vendors, availability of third-party components, cost and yields associated with production of the Company's optical communications and other products, the ability of the Company to successfully and in a timely manner complete product and process development efforts, and the other risk factors and cautionary statements listed from time to time in the Company's periodic reports filed with the Securities and Exchange Commission, including but not limited to, the Company's Annual Report on Form 10-KSB for the year ended June 30, 2001.


                                      # # #

                                    SIGNATURE

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                  PRECISION OPTICS CORPORATION, INC.


Date:  September 24, 2002         By: /s/ Jack P. Dreimiller
                                      ------------------------------------------
                                      Name:   Jack P. Dreimiller
                                      Title:  Senior Vice President, Finance and
                                              Chief Financial Officer